Exhibit 10.3

EXECUTION VERSION

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECURITY AGREEMENT (this “Amendment”), is entered into as of the 29th day of June, 2016, by and among Wilmington Savings Fund Society, FSB (“Noteholder Collateral Agent”), SAExploration Holdings, Inc., a Delaware corporation (the “Company”), SAExploration, Inc., a Delaware corporation, SAExploration Sub, Inc., a Delaware corporation, NES, LLC, an Alaska limited liability company, and SAExploration Seismic Services (US), LLC, a Delaware limited liability company (such parties, the “Guarantors” and together with the Company, the “Pledgors” and each, a “Pledgor”).

RECITALS

A. The Pledgors and Noteholder Collateral Agent are parties to that certain Security Agreement, dated as of July 2, 2014 (as amended from time to time, the “Security Agreement”). Capitalized terms used herein have the meaning given to them in the Security Agreement unless otherwise specified.

B. The Company has entered into that certain Restructuring Support Agreement, dated as of June 13, 2016 (the “Restructuring Support Agreement”), among the Company, on behalf of itself and the Guarantors, Management (as defined in the Restructuring Support Agreement), and certain of the Existing Noteholders, a copy of which is attached hereto as Exhibit “A.”

C. The Company has requested that Noteholder Collateral Agent consent to the transactions contemplated in the Restructuring Support Agreement, some or all of which are prohibited by the Security Agreement absent Noteholder Collateral Agent’s consent, and that certain amendments be made to the Security Agreement, which Noteholder Collateral Agent is willing to do and make pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments to Recitals. Clause E of the Recitals of the Security Agreement is hereby deleted in its entirety and restated as follows:

“E. The Pledgors may, in the future, grant to the ABL Agent for the benefit of the lenders under the ABL Agreement, the Term Agent for the benefit of the lenders under the Term Agreement and/or the Additional Noteholder Agent for the benefit of the noteholders under the Additional Indenture, if applicable, a security interest in the Collateral (it being understood that, in such case, the relative rights and priorities of the grantees in respect of the Collateral shall be governed by the Intercreditor Agreement).”

2. Amendments to Definitions.

a. Additional Definitions. Section 1.1(b) of the Security Agreement is hereby amended to add the following definitions:

“‘ABL Credit Agreement’ means that certain Credit Agreement, dated as of November 6, 2014, by and among SAExploration, Inc., the Company, certain subsidiaries of the Company, as guarantors, and the ABL Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).”

“‘ABL Security Documents’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Additional Indenture’ means any indenture approved for designation as such by the Representatives under the Intercreditor Agreement.”

“‘Additional Indenture Documents’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Additional Noteholder Agent’ means any agent designated as such by the Representatives (as such term is defined in the Intercreditor Agreement) under the Intercreditor Agreement.”

“‘Additional Notes’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Additional Notes Obligations’ means all the Obligations payable by any Pledgor to any Secured Party under the Additional Notes, the Additional Indenture and any other Additional Indenture Documents, including all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Additional Notes Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.”

“‘Senior Obligations Payment Date’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Senior Representative’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Term Agent’ means the collateral agent for the benefit of the Term Claimholders, together with its successors in that capacity.”

“‘Term Claimholders’ means, at any time of determination, collectively, (a) the Term Agent, (b) the lenders under the Term Credit Agreement at such time, (c) each other person to whom any of the Obligations under the Term Credit Agreement is owed at such time and (e) the successors, replacements and assigns of each of the foregoing.”

“‘Term Credit Agreement’ means that certain Term Loan and Security Agreement, dated as of June 29, 2016, by and among the Company, SAExploration, Inc. and certain other subsidiaries of the Company, as guarantors, and the Term Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).”

“‘Term Loan Documents’ has the meaning assigned to such term in the Intercreditor Agreement.”

“‘Term Security Documents’ has the meaning assigned to such term in the Intercreditor Agreement.”

b. Amendments to Certain Definitions. The following definitions in Section 1.1(b) of the Security Agreement are hereby deleted in their entirety and restated as follows:

“‘ABL Claimholders’ means, at any time of determination, collectively, (a) the ABL Agent, (b) the lenders under the ABL Credit Agreement at such time, (c) the issuing bank or banks of letters of credit or similar instruments under the ABL Credit Agreement, (d) each other person to whom any of the Obligations under the ABL Credit Agreement is owed at such time and (e) the successors, replacements and assigns of each of the foregoing.”

“‘Agents’ means the Noteholder Collateral Agent, the ABL Agent, the Term Agent, the Additional Noteholder Agent (if applicable) and the Trustee; and ‘Agent’ means any of them.”

“‘Deposit Account Control Agreement’ means an agreement substantially in the form of Exhibit 5 hereto among the applicable Pledgor, the relevant depository bank, the Noteholder Collateral Agent, the ABL Agent (if applicable), the Term Agent (if applicable) and the Additional Noteholder Agent (if applicable) as such form may be modified to reflect any changes that may be reasonably required by a new depository bank (or substituted by an agreement based on a form provided by the applicable depository bank); provided that any such changes or any such other agreement shall not be materially worse for the Secured Parties, when taken as a whole, than such terms as are set out in the agreement set forth on Exhibit 5.”

“‘Securities Account Control Agreement’ means an agreement substantially in the form of Exhibit 4 hereto among the applicable Pledgor, the relevant securities intermediary, the Noteholder Collateral Agent, the ABL Agent (if applicable), the Term Agent (if applicable), and the Additional Noteholder Agent (if applicable) as such form may be modified to reflect any changes that may be reasonably required by a new securities intermediary (or substituted by an agreement based on a form provided by the applicable securities intermediary); provided that any such changes or any such other agreement shall not be materially worse for the Secured Parties, when taken as a whole, than such terms as are set out in the agreement set forth on Exhibit 4.”

c. Deleted Definitions. The following definitions in Section 1.1(b) of the Security Agreement are hereby deleted in their entirety:

‘ABL Priority Collateral,’ ‘ABL Security Documents,’ ‘Discharge of ABL Obligations,’ and ‘Notes Priority Collateral.’

d. Amendment to Excluded Property Definition. Subsection (10) of the definition of “Excluded Property” is hereby reserved, and Subsection (9) and the proviso immediately following Subsection (13) are hereby deleted in their entirety and restated as follows:

“(9) any Collateral that has been released in accordance with the Security Documents, the ABL Security Documents, the Term Security Documents and the Additional Indenture Security Documents (as such term is defined in the Intercreditor Agreement) and the Intercreditor Agreement;”

“provided that notwithstanding anything to the contrary contained in clauses (1) through (13) above to the contrary, (a) Excluded Property shall not include any Proceeds of Property described in clauses (1) through (13) above (unless such proceeds are also described in such clauses), and (b) subject to the provisions of the Intercreditor Agreement, no property or assets that are subject to a Lien securing ABL Obligations, Term Obligations and/or Additional Indenture Obligations shall constitute Excluded Property so long as such Lien remains in effect; provided, further, that at such time as any of the foregoing Property no longer constitutes Excluded Property, such Property shall immediately constitute Collateral and a Lien on and security interest in and to all of the right, title and interest of the applicable Pledgor in, to and under such Property shall immediately attach thereto.”

3. Amendment to Section 2.1. Section 2.1 is hereby amended by deleting clause (iii) in the paragraph immediately following the end of Section 2.1(u), which clause (iii) is hereby reserved.

4. Amendment to Section 2.4. Section 2.4 is hereby deleted in its entirety and restated as follows:

“Section 2.4 Possession or Control of Collateral. Notwithstanding anything herein to the contrary and subject to the terms of the Intercreditor Agreement, prior to the Senior Obligations Payment Date and for so long as the Intercreditor Agreement and Senior Documents (as such term is defined in the Intercreditor Agreement) shall require the delivery of possession or control to the Senior Representative of any Collateral, any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control to the Noteholder Collateral Agent of such Collateral shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if, prior to the applicable Senior Obligations Payment Date, possession or control of such Collateral shall have been delivered to the Senior Representative.”

5. Amendment to Section 3.1. Section 3.1 is hereby amended by adding the words “(subject to the terms of the Intercreditor Agreement)” immediately following the words “first priority security interest”.

6. Amendment to Section 3.2. Section 3.2 is hereby amended by adding the words “(subject to the terms of the Intercreditor Agreement)” following each occurrence of the words “first priority security interest”.

7. Amendment to Section 3.4. Subsection (b) of Section 3.4 is hereby amended by replacing the words “Discharge of ABL Obligations” with “Senior Obligations Payment Date” and by replacing the words “ABL Agent” with “Senior Representative”. Subsection (d) and the final sentence of Subsection (i) of Section 3.4 are hereby deleted in their entirety and restated as follows:

“(d) Investment Property. If any Pledgor shall at any time acquire any certificated securities constituting Investment Property, such Pledgor shall promptly (and in any event within ten Business Days or such longer period as may be agreed to in writing by the Noteholder Collateral Agent in its sole discretion) after acquiring such security, (i) endorse, assign and deliver the same to the Noteholder Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Noteholder Collateral Agent or (ii) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Noteholder Collateral Agent. If any securities now or hereafter acquired by any Pledgor constituting Investment Property are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly (and in any event within ten Business Days or such longer period as may be agreed to in writing by the Noteholder Collateral Agent in its sole discretion) after acquiring such security notify the Noteholder Collateral Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Noteholder Collateral Agent, either (i) cause the issuer to agree to comply with Entitlement Orders or other instructions from the Noteholder Collateral Agent as to such securities, without further consent of any Pledgor or such nominee, (ii) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Noteholder Collateral Agent has Control or (iii) arrange for the Noteholder Collateral Agent to become the registered owner of the securities. The Pledgors shall not hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) the applicable Pledgor shall have given the Noteholder Collateral Agent at least 15 days’ (or such shorter period as may be agreed to in writing by the Noteholder Collateral Agent in its sole discretion) prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Noteholder Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The Noteholder Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur. The provisions of this Section 3.4(d) shall not apply to any Financial Assets credited to a Securities Account for which the Noteholder Collateral Agent is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any Person other than the Noteholder Collateral Agent and, prior to the Senior Obligations Payment Date and to the extent required under the Intercreditor Agreement, the Senior Representative, and each Pledgor shall promptly (and in any event within ten Business Days or such longer period as may be agreed to in writing by the Noteholder Collateral Agent in its sole discretion) notify the Noteholder Collateral Agent if any issuer of Pledged Interests takes any action to have any Pledged Interests issued by it treated as Securities under Article 8 of the UCC and such Pledgor shall take all steps deemed necessary, advisable or prudent by the Noteholder Collateral Agent in order to grant Control of such Pledged Interests in favor of the Noteholder Collateral Agent. As between the Noteholder Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Noteholder Collateral Agent, the ABL Agent, the Term Agent, the Additional Noteholder Agent (if applicable), a Securities Intermediary, Commodity Intermediary, any Pledgor or any other Person; provided, however, that nothing contained in this Section 3.4(d) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other Person under any Control Agreement or under applicable Legal Requirements. Each Pledgor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property and Pledged Securities pledged by it under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Noteholder Collateral Agent may, after providing written notice thereof to the Pledgors, do so for the account of such Pledgor, and the Pledgors shall promptly reimburse and indemnify the Noteholder Collateral Agent in accordance with Section 11.4(a) hereof and Section 7.07 of the Indenture from all costs and expenses incurred by the Noteholder Collateral Agent under this Section 3.4(d).”

“Notwithstanding anything contained herein, if any such Bailee Letter is obtained under the ABL Credit Agreement in favor of the ABL Agent, under the Term Credit Agreement in favor of the Term Agent and/or under the Additional Indenture (if applicable) in favor of the Additional Noteholder Agent with respect to any location for which the Noteholder Collateral Agent has not received such Bailee Letter, the applicable Pledgor shall obtain and deliver a Bailee Letter to the Noteholder Collateral Agent concurrently with delivery to such other Agent of such Bailee Letter under the ABL Credit Agreement, the Term Credit Agreement or the Additional Indenture, if applicable.”

8. Amendment to Section 3.6. Section 3.6 is hereby amended by deleting the first sentence thereof in its entirety and restating it as follows:

“Subject to Section 3.7, each Pledgor shall take such further actions, and execute and deliver to the Noteholder Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Noteholder Collateral Agent may deem necessary, advisable or prudent, wherever required by applicable Legal Requirements, in order to perfect, preserve and protect the security interest and the priority thereof in the Collateral as provided herein, subject to the Intercreditor Agreement, and the rights and interests granted to the Noteholder Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Noteholder Collateral Agent the Collateral or permit the Noteholder Collateral Agent, subject to the terms of the Intercreditor Agreement, to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral.”

9. Amendment to Section 3.7. Subsections (b) and (d)(i) of Section 3.7 are hereby deleted in their entirety and restated as follows:

“(b) Subject to the Intercreditor Agreement, no Pledgor shall be required to take any action to establish Foreign Perfection with respect to (i) any Specified Movable Property, (ii) any Foreign Located Asset or Foreign Equity prior to the date that is 30 days after the date hereof (or, if any such asset or property becomes a Foreign Located Asset or Foreign Equity after the date hereof, 180 days after the date on which such asset or property becomes a Foreign Located Asset or Foreign Equity) or (iii) any Foreign Located Asset or Foreign Equity (A) that the Board of Directors has determined to be Pledgor Foreign Property and (B) as to which such Pledgor has notified the Noteholder Collateral Agent thereof in writing within 30 days after the date hereof (or, if any such asset or property becomes a Foreign Located Asset or Foreign Equity after the date hereof, 180 days after the date on which such asset or property becomes a Foreign Located Asset or Foreign Equity).”

“(i) in the case of any Foreign Located Asset or Foreign Equity as to which clause (b)(iii)(B) above applies, the 180th day after the date hereof;”

10. Amendment to Section 4.1. Section 4.1 is hereby amended by deleting the final sentence thereof in its entirety and restating such sentence as follows:

“No Person other than the Noteholder Collateral Agent and, to the extent required under the Intercreditor Agreement, prior to the ABL Obligations Payment Date (as defined in the Intercreditor Agreement) the ABL Agent, prior to the Term Obligations Payment Date (as defined in the Intercreditor Agreement) the Term Agent, and prior to the Additional Indenture Obligations Payment Date (as defined in the Intercreditor Agreement) the Additional Noteholder Agent (if applicable), has, or will have, control or possession of all or any part of the Collateral, except to the extent not prohibited by the Notes Documents.”

11. Amendment to Section 4.2. Section 4.2 is hereby deleted in its entirety and restated as follows:

“Section 4.2 Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Noteholder Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Notes Obligations under applicable Legal Requirements in the United States, and (b) (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, subject to the filings and other actions described on Schedule 7 to the Perfection Certificate, a valid and enforceable perfected first priority security interest (subject to Permitted Liens and the Intercreditor Agreement) in all such Collateral under applicable Legal Requirements in the United States to the extent required by this Agreement and (ii) with respect to certificated Securities Collateral, Instruments, Tangible Chattel Paper, Deposit Accounts, Securities Accounts, Commodities Accounts, certificated

Investment Property, Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights, subject to the deliveries contemplated pursuant to Section 3.1 and Section 3.4 and the filings contemplated pursuant to Section 3.3, a valid and enforceable perfected first priority security interest (with respect to the perfected first priority security interest contemplated by Section 3.3, subject to the Intercreditor Agreement and Permitted Liens) in all such Collateral under applicable Legal Requirements in the United States to the extent required by this Agreement. The security interest and Lien granted to the Noteholder Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a valid and enforceable perfected, continuing first priority security interest therein under applicable Legal Requirements in the United States to the extent required by this Agreement, subject only to clause (b) of the preceding sentence, Permitted Liens and the Intercreditor Agreement.”

12. Amendment to Section 4.4. Section 4.4 is hereby amended by adding the words “or the Intercreditor Agreement” at the end of the last sentence thereof.

13. Amendment to Section 5.3. Section 5.3 is hereby deleted in its entirety and restated as follows:

“Section 5.3 Default. No Pledgor is in default or violation under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it (including with respect to the payment of any portion of any mandatory capital contribution, if any, required to be made thereunder). No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents of such Pledgor and certificates, if any, delivered to the Noteholder Collateral Agent or, prior to the discharge of the various Classes of Obligations (as such terms are defined in the Intercreditor Agreement) and to the extent required by the Intercreditor Agreement, one or more other Agents) which evidence any Pledged Securities of such Pledgor.”

14. Amendment to Section 5.4. Subsection (b) of Section 5.4 is hereby amended by replacing the words “Discharge of ABL Obligations” with the words “applicable Senior Obligations Payment Date” and by replacing the words “ABL Agent” with “Senior Representative”.

15. Amendment to Section 6.1. Section 6.1 is hereby deleted in its entirety and restated as follows:

“Section 6.1 Grant of License. For the purpose of enabling the Noteholder Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX at such time as the Noteholder Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Noteholder Collateral Agent, to the extent licensable, an irrevocable, non-exclusive worldwide license (subject to the terms of the Intercreditor Agreement) (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license sublicense or otherwise dispose of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the Intellectual Property Collateral may be recorded or stored and to all computer programs used for the compilation or printout hereof.”

16. Amendment to Section 6.3. Subsections (c) and (h) of Section 6.3 are hereby deleted in their entirety and restated as follows:

“(c) In the event that any Pledgor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Pledgor shall promptly (and in any event within ten Business Days) notify the Noteholder Collateral Agent in writing and shall take such actions, at its expense, as such Pledgor or the Noteholder Collateral Agent, subject to the terms of the Intercreditor Agreement, deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Without limiting the foregoing, upon such Pledgor obtaining knowledge thereof, such Pledgor shall promptly (and in any event within ten Business Days) notify the Noteholder Collateral Agent in writing of any event that may be reasonably expected to materially and adversely affect the value or utility of any item of Intellectual Property Collateral, the ability of such Pledgor or the Noteholder Collateral Agent to dispose of such Intellectual Property Collateral or any portion thereof or the rights and remedies of the Noteholder Collateral Agent in relation thereto, including a levy or written threat of levy or any legal process against such Intellectual Property Collateral or any portion thereof.”

“(h) During the continuance of an Event of Default, within ten Business Days (or such longer period as may be agreed to in writing by the Noteholder Collateral Agent in its sole discretion) after written notice from the Noteholder Collateral Agent to any Pledgor, such Pledgor shall make available to the Noteholder Collateral Agent, to the extent within such Pledgor’s power and authority and subject to the Intercreditor Agreement, such personnel in such Pledgor’s employ on the date of such Event of Default as the Noteholder Collateral Agent may designate, by name, title or job responsibility, to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Pledgor under or in connection with the Intellectual Property Collateral, and each Pledgor shall use commercially reasonable efforts to ensure that such Persons shall be available to perform their prior functions on the Noteholder Collateral Agent’s behalf if compensated at such Pledgor’s expense on a per diem, pro rata basis consistent with the salary and benefits structure applicable to each as of the date of such Event of Default.”

17. Amendment to Section 8.1. Section 8.1 is hereby deleted in its entirety and restated as follows:

“Section 8.1 Transfers of Collateral. No Pledgor shall (a) sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except to the extent not prohibited by and otherwise subject to the requirements of this Agreement or the Indenture or (b) create or permit to exist any Lien upon or with respect to any of the Collateral pledged by it hereunder other than Permitted Liens.”

18. Amendment to Section 10.1. Section 10.1 is hereby deleted in its entirety and restated as follows:

“Section 10.1 Proceeds of Casualty Events and Collateral Dispositions. Subject to the terms of the Intercreditor Agreement, the Pledgors shall take all actions required by the Indenture with respect to any Net Cash Proceeds of any Casualty Event or from the sale or disposition of any Collateral.”

19. Amendment to Section 11.1. Subsection (a) of Section 11.1 is hereby amended by deleting the first sentence thereof and restating such sentence in its entirety as follows:

“The Noteholder Collateral Agent has been appointed as ‘Noteholder Collateral Agent’ pursuant to the Indenture and as ‘Existing Noteholder Collateral Agent’ pursuant to the Intercreditor Agreement. The actions of the Noteholder Collateral Agent hereunder are subject to the terms of the Indenture and the Intercreditor Agreement.”

20. Amendment to Section 11.2. Section 11.2 is hereby amended by replacing the first word of such Section with the words “Subject to the terms of the Intercreditor Agreement, if”.

21. Amendment to Section 11.4. Subsection (a) of Section 11.4 is hereby deleted in its entirety and restated as follows:

“(a) Collateral hereunder shall be released if and to the extent so provided in Sections 12.07 and 12.08 of the Indenture or upon the transfer or sale of any asset or property (other than transfers or sales to the Company or any Guarantor) theretofore included in Collateral to the extent permitted under Sections 3.7 or 8.1 of this Agreement, or as otherwise permitted in the Intercreditor Agreement.”

22. Amendment to Section 11.12. The first sentence of Section 11.12 is hereby deleted in its entirety and restated as follows:

“Each Pledgor covenants that in the event that such Pledgor or any property or assets of such Pledgor shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or such Pledgor shall otherwise be a party to any federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such Legal Requirement is applicable, then, in any such case, whether or not the Noteholder Collateral Agent has commenced foreclosure proceedings under this Agreement, such Pledgor shall not, and each Pledgor hereby expressly waives its right to (to the extent it may lawfully do so) at any time insist upon, plead or in any manner whatsoever, claim or take the benefit or advantage of any such automatic stay or such similar provision as it relates to the exercise of any of the rights and remedies (including any foreclosure proceedings) available to the Noteholder Collateral Agent as provided in this Agreement, in any other Security Document or any other document evidencing the Notes Obligations, provided however that, for the avoidance of doubt, any such rights and remedies shall remain subject to the terms of the Intercreditor Agreement.”

23. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Security Agreement shall remain in full force and effect.

24. Conditions Precedent. This Amendment shall be effective when Noteholder Collateral Agent shall have received an executed original hereof, together with each of the following, each in substance and form reasonably acceptable to Noteholder Collateral Agent:

a. The duly executed Restructuring Support Agreement, together with all exhibits and attachments thereto;

b. Evidence that the Supporting Holders (as such term is defined in the Restructuring Support Agreement) have consented to the Restructuring Transactions; and

c. Evidence that all conditions to Pledgors’ receipt of the initial advance under the Term Loan (as such term is defined in the Restructuring Support Agreement) have been satisfied.

25. Representations and Warranties. The Pledgors hereby represent and warrant to Noteholder Collateral Agent as follows:

a. Each Pledgor and such other parties that have executed any documents required under the Security Agreement or this Amendment, have all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of their obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by the applicable party and constitute the legal, valid and binding obligation of the applicable party, enforceable in accordance with its terms.

b. The execution, delivery and performance by each of the Pledgors of this Amendment and any other agreements or instruments required hereunder has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Pledgor, or the articles of incorporation or by-laws of such Pledgor, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Pledgor is a party or by which it or its properties may be bound or affected.

c. The performance by each of the Pledgors of the Security Agreement as amended hereby has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Pledgor, or the articles of incorporation or by-laws of such Pledgor, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Pledgor is a party or by which it or its properties may be bound or affected.

d. All of the representations and warranties contained in Article IV of the Security Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

26. References. All references in the Security Agreement to “this Agreement” shall be deemed to refer to the Security Agreement as amended hereby; and any and all references in the Security Documents to the Security Agreement shall be deemed to refer to the Security Agreement as amended hereby.

27. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto, and Noteholder Collateral Agent’s consent to the Restructuring Transactions (as such term is defined in the Restructuring Support Agreement), shall not be deemed to be a waiver of any Default or Event of Default under the Security Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Noteholder Collateral Agent, except to the extent provided in the Restructuring Support Agreement, or a consent to any future transactions, whether or not known to the Noteholder Collateral Agent and whether or not existing on the date of this Amendment.

28. Release. Each Pledgor hereby absolutely and unconditionally releases and forever discharges, Noteholder Collateral Agent and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which each Pledgor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

29. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Pledgors and the Noteholder Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

SAEXPLORATION HOLDINGS, INC., as a Pledgor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SUB, INC., as a Pledgor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION, INC., as a Pledgor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SEISMIC SERVICES (US), LLC, as a Pledgor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

NES, LLC, as a Pledgor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

WILMINGTON SAVINGS FUND SOCIETY, FSB as Noteholder Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

EXHIBIT A

TO FIRST AMENDMENT TO SECURITY AGREEMENT

[Restructuring Support Agreement]

RESTRUCTURING SUPPORT AGREEMENT

dated as of June 13, 2016

among

SAExploration Holdings, Inc., Certain Members of Management Identified Herein

and

the Supporting Holders Identified Herein

-i-

9.14.	Remedies	18
9.15.	Specific Performance	18
9.16.	No Third-Party Beneficiaries	19
9.17	Management Liability	19
9.18.	Settlement Discussions	19
9.19.	Consideration	19

-ii-

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, and collectively with all exhibits thereto, this “Agreement”) is dated as of June 13, 2016, among: (i) SAExploration Holdings, Inc. (“SAE”) on behalf of itself and the guarantors party to the Indenture dated as of July 2, 2014 (the “Existing Notes Indenture”) among SAE, as issuer, each of such guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent (together, and with its permitted successors and assigns, the “Indenture Trustee”) pursuant to which SAE issued its 10.000% Senior Secured Noted due 2019 (the “Existing Notes”); (ii) solely with respect to Section 2.03 and Section 9.17 herein, Jeff Hastings, Brian Beatty and Brent Whiteley (collectively, “Management”); and (iii) certain holders of the Existing Notes party hereto from time to time (together with their respective successors and permitted assigns, the “Supporting Holders”). SAE and the Supporting Holders, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred to herein as the “Parties” and, each, individually as a “Party.” Capitalized terms, unless otherwise defined in this Agreement, have the meanings used in the Term Sheet (defined below).

RECITALS

WHEREAS, SAE and the Supporting Holders have agreed to enter into certain transactions that will have the effect of restructuring and recapitalizing SAE as contemplated by (1) the Term Sheet (the “Term Sheet”) attached hereto as Exhibit A, and (2) the entry into and performance of, as the case may be, the New Senior Loan Facility, the issuance of the New Loan Shares, the consummation of the Exchange Offer and the Consent Solicitation, the issuance of the New Second Lien Notes and the New Notes Shares, the amending and restating of the Intercreditor Agreement, the entry into the Warrant Agreement and the issuance of the Warrants, the amendment and ratification of the Employment Agreements and the entry into the Management Incentive Plan, the issuance of the MIP Shares, the amendment of the Organizational Documents (in each case, as these capitalized terms are defined herein) and the transactions contemplated thereby (clauses (1) and (2) together, the “Restructuring Transactions”), with the understanding that to the degree the definitive documents governing the transactions listed and contemplated by clause (2) above are more specific, or have different terms than those contemplated in the Term Sheet, then, for purposes of this Agreement and the definition of “Restructuring Transactions,” the definitive documents governing the transactions in clause (2) shall control;

WHEREAS, the Parties have agreed to support the Restructuring Transactions pursuant to, and subject to the terms and conditions set forth in, this Agreement;

WHEREAS, this Agreement is the product of arm’s-length, good-faith discussions between the Parties and their respective professional representatives; and

WHEREAS, SAE, Management and the Supporting Holders are prepared to perform their obligations hereunder, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.	Agreement Effective Date

This Agreement shall be effective and binding with respect to each of the Parties on the date on which (i) SAE and Management shall have executed and delivered counterpart signature pages of this Agreement to counsel for the Supporting Holders and (ii) Supporting Holders representing not less than 66% of the aggregate principal amount of Existing Notes outstanding shall have executed and delivered counterpart signature pages of this Agreement to counsel for SAE (such date, the “RSA Effective Date”). After the RSA Effective Date, the terms and conditions of the Restructuring Transactions, the terms and conditions of the Definitive Documents (defined below) set forth in Exhibits to this Agreement, and this Agreement may only be amended, modified, waived, or otherwise supplemented as set forth in Section 7 herein.

Section 2.	Commitments Regarding the Restructuring Transactions

2.01. Covenants, Acknowledgments and Commitments of the Supporting Holders. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each Supporting Holder (severally and not jointly) agrees to satisfy the following covenants and makes the following acknowledgements and commitments:

(a) to support the Restructuring Transactions under this Agreement;

(b) to implement and consummate the Restructuring Transactions in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring Transactions as contemplated under this Agreement, provided that such actions shall be limited to review and negotiation of the applicable Definitive Documents and execution of the same (to the extent any Definitive Documents require execution thereof by such Supporting Holder to implement and consummate the Restructuring Transactions); provided further that, except as otherwise provided herein, no Supporting Holder shall be obligated to participate in or consummate, as the case may be, the Exchange Offer or any other part of the Restructuring Transactions unless and until all of the conditions to effectiveness of the Restructuring Transactions (including the Exchange Offer and the Consent Solicitation) set forth in the Term Sheet and Definitive Documents shall have been satisfied or waived or will be satisfied or waived contemporaneously with the closing of the Restructuring Transactions or have been waived with the prior written consent of the Required Supporting Holders (defined below);

(c) to negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement;

(d) solely with respect to the Supporting Holders identified on Exhibit B hereto as New Senior Lenders, and solely in their capacity as New Senior Lenders, (1) to execute and enter into, on the Funding Date, a new senior secured multi-draw term loan facility, substantially on the terms and subject to the conditions specified in Schedule 1 of the Term Sheet attached hereto as Exhibit A (such agreement, including all exhibits, attachments, supplements, and amendments thereto, the “New Senior Loan Facility”), subject to a maximum commitment amount of $30 million, (2) to extend their respective committed portion of the $5 million initial draw (the “Initial Draw”) thereof on the Funding Date, upon the request of SAE, as set forth in the schedule of commitments attached hereto as Exhibit C, on the terms and conditions contained in the New Senior Loan Facility, and (3) to extend their respective committed portions of any subsequent draws thereunder when required by, and on the terms and conditions contained in, the New Senior Loan Facility; provided however that nothing contained in this Support Agreement shall require or otherwise oblige any Supporting Holder who is not identified on Exhibit B hereto to serve as a New Senior Lender or make any commitments or fund any amounts in connection with the New Senior Loan Facility;

(e) to support the exchange offer and consent solicitation (the “Exchange Offer”) in which SAE shall offer, on a pro rata basis, the holders of Existing Notes (the “Existing Holders”), on the terms and conditions set forth in an Exchange Offer Memorandum and Consent Solicitation Statement (as amended and supplemented from time to time, together with the related Letter of Transmittal and Consent, the “Memorandum”), with the terms and conditions thereof summarized in Exhibit A hereto, and to (i) tender its Existing Notes for exchange, together with its consent to the amendments described in the Memorandum, on the first day of the Exchange Offer, in accordance with the terms and conditions set forth in the Memorandum; and (ii) not withdraw such tenders and consents, with the understanding that, among other things, SAE and the Trustee will, at that time, enter into a supplemental indenture to supplement the Existing Notes Indenture in accordance with Exhibit A and that consents will be irrevocable thereafter, provided that the Supporting Holders shall have no obligation to tender their Existing Notes and may withdraw any tenders after the termination of this Agreement pursuant to Section 5.01 and Section 5.02.

(f) not to object to SAE’s (i) amendment and ratification, effective as of the Closing Date, of the existing employment agreements, as summarized in Exhibit D hereto (such agreements, including all exhibits, attachments, supplements and amendments thereto, the “Employment Agreements”) with each of the individuals identified in Exhibit E hereto, (ii) adoption on the Closing Date of the management incentive plan, incorporating the terms set forth in Exhibit F hereto (such plan, including all exhibits, attachments and supplements, and amendments thereto, the “Management Incentive Plan”), and (iii) entry into a warrant agreement with the SAE’s transfer agent, as warrant agent, incorporating the terms set forth in Exhibit G hereto (such agreement, including all exhibits, attachments, supplements, and amendments thereto, the “Warrant Agreement”), providing for the issuance of Warrants (as defined in Exhibit G) to all existing holders of common stock of SAE (the “Common Stock”), provided that each of the Employment Agreements, the Management Incentive Plan, and Warrant Agreement are consistent in all aspects with this Agreement or otherwise in a form and substance reasonably acceptable to the Required Supporting Holders.

(g) to acknowledge that, on the Closing Date, SAE’s existing executives identified on Exhibit E will remain in their current positions, subject to the amended and ratified Employment Agreements as described in Exhibit D;

(h) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, to negotiate in good faith commercially reasonable additional or alternative provisions to address any such impediment; provided, however, that the economic outcome for the Supporting Holders and other material terms as contemplated herein must be substantially preserved, as determined by the Supporting Holders in their reasonable discretion; and

(i) not to (i) object to or otherwise commence or participate in any proceeding to oppose any of the Restructuring Transactions and (ii) directly or indirectly (1) seek, solicit, support, encourage, or vote or cause to be voted (to the extent applicable) its Existing Notes for, consent to, or encourage any plan of reorganization or liquidation, proposal, offer, dissolution, wind-up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for SAE other than the Restructuring Transactions or (2) take any other action that is inconsistent with, or that would reasonably be expected to delay or obstruct the consummation of the Restructuring Transactions.

Notwithstanding anything to the contrary contained in this Section 2.01 or elsewhere in this Agreement, no Supporting Holder shall be required to (1) incur, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in its incurrence of material expenses, liabilities, or other obligations, provided that the foregoing does not apply to any internal expenses incurred by a Supporting Holder in connection with obtaining internal approvals or consents to authorize the Restructuring Transactions or this Agreement or to perform such Supporting Holder’s obligations thereunder; or (2) take (or fail to take) any action that would inhibit a Supporting Holder’s performance of any duty, fiduciary or otherwise, or obligation that such Supporting Holder owes to any other person or entity under applicable law.

2.02. Obligations of SAE.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall, prevent SAE from taking or failing to take any action that it is obligated to take (or fail to take) in the performance of any fiduciary duty or as otherwise required by applicable law, which SAE owes to any other person or entity as applicable.

(a) Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, SAE, on behalf of itself and each guarantor party to the Existing Notes, as applicable, agrees to satisfy the following covenants and makes the following acknowledgements and commitments:

(i) to support the Restructuring Transactions under this Agreement;

(ii) to implement and consummate the Restructuring Transactions in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring Transactions, as contemplated under this Agreement, unless and until all of the conditions to effectiveness of the Restructuring Transactions (including the Exchange Offer) set forth in the Term Sheet and Definitive Documents have been waived with the prior written consent of the Required Supporting Holders or satisfied or will be satisfied or waived contemporaneously with the closing of the Restructuring Transactions;

(iii) to negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement, or as otherwise agreed to by the Required Supporting Holders;

(iv) to enter into the New Senior Loan Facility on the Funding Date, submit the initial draw notice for $5 million thereunder and agree to use the proceeds for general corporate purposes;

(v) to take all necessary corporate action to authorize such number of additional shares of Common Stock as shall be sufficient to permit the issuance of all shares of Common Stock as contemplated by the Restructuring Transactions;

(vi) reserve (a) by the Launch Date, authorized and unissued shares of Common Stock equal to 64.48% of the total number of shares of Common Stock that will be outstanding as of the Closing Date (the “New Notes Shares”) and to issue such New Notes Shares in connection with the closing of the Exchange Offer as contemplated by Exhibit A; (b) by the RSA Effective Date, authorized and unissued shares of Common Stock equal to 3.14% of the total number of shares of Common Stock that will be outstanding as of the closing date, and, by the Funding Date, authorized and unissued shares of Common Stock equal to 6.26% of the total number of shares of Common Stock that will be outstanding as of the Closing Date (the “Backstop Shares”) and to issue such Backstop Shares on the Closing Date pro rata to those New Senior Lenders who fund the Initial Draw, as indicated in Exhibit C; and (3) by the Funding Date, authorized and unissued shares of Common Stock equal to 18.80% of the total number of shares of Common Stock that will be outstanding as of the Closing Date (the “New Loan Shares”) and to issue such New Loan Shares on the Closing Date pro rata to each New Senior Lender, including to any Participating Holder participating in the New Senior Loan Facility;

(vii) use its commercially reasonable efforts to (1) commence the Exchange Offer on the Launch Date and, if not commenced on such date, to commence the Exchange Offer as promptly as possible thereafter, and to conduct the Exchange Offer in accordance with the terms thereof as reflected in Exhibit A) and applicable law; (2) enter into the supplemental indenture to supplement the Existing Notes Indenture, as contemplated by Exhibit A; and (3) consummate the Exchange Offer by the date that is 60 days after the Launch Date, provided that (1) the Parties understand that the Exchange Offer expiration time may be extended at SAE’s option to amend the terms of the Exchange Offer (subject to Section 5.01(d) of this Agreement), and (2) the “Closing Date,” as used in this Agreement, shall be the date on which the Exchange Offer actually closes;

(viii) to use commercially reasonable efforts to amend and restate the existing intercreditor agreement as contemplated by Exhibit A (the “Intercreditor Agreement”);

(ix) deliver to each Existing Holder participating in the Exchange Offer (the “Participating Holders”) for every $1,000 principal amount of Existing Notes tendered for exchange (subject to a minimum tender of $2000 principal amount and $1000 increments in excess thereof), (i) $500 principal amount of new second lien notes (the “New Second Lien Notes”) and related consents to be delivered on the terms summarized in the “Description of New Second Lien Notes” contained in Exhibit A hereto and (ii) a pro rata portion of the New Notes Shares;

(x) enter into the Warrant Agreement, as of the Closing Date, with SAE’s transfer agent, as warrant agent, and issue the Warrants pursuant thereto;

(xi) negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement and to execute and otherwise support the implementation of such Definitive Documents;

(xii) support all reasonably necessary actions of the Supporting Holders to facilitate the consummation of the Restructuring Transactions;

(xiii) within seven days of delivery to SAE of invoices or receipts with respect thereto, pay in cash all (a) reasonable fees and expenses of (1) Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) under that certain engagement letter among certain Supporting Holders, SAE, and Paul Weiss dated as of April 5, 2016, (2) K&L Gates, and (3) any other professional retained by the Supporting Holders pursuant to an engagement letter with SAE; and (b) reasonable and documents out of pocket expenses (other than professional fees) incurred any Supporting Holder in connection with this Agreement or the Restructuring Transaction (provided that the each Supporting Holder shall consult with SAE and provide SAE with advance notice of the occurrence of such expenses to the extent reasonably practicable);

(xiv) to obtain by the Launch Date any amendments, waivers and/or consents under the Credit and Security Agreement, dated as of November 6, 2014, among SAExploration, Inc., as borrower, SAE and the other guarantors party thereto and Wells Fargo Bank, National Association, as lender (the “Existing Revolver”), that are necessary to permit the Restructuring Transactions;

(xv) use commercially reasonable efforts to obtain any shareholder approvals or other consents or approvals, when required, and as required by SAE’s Second Amended and Restated Certificate of Incorporation, dated as of June 24, 2013, Amended and Restated By Laws, adopted as of June 24, 2013, and all applicable law for the consummation of the Restructuring Transactions;

(xvi) to use commercially reasonable efforts to adopt, on or as soon as reasonably practicable after the Closing Date, an Amended and Restated Certificate of Incorporation and an Amended and Restated Bylaws of SAE

(collectively, the “Organizational Documents”), incorporating the terms set forth in Exhibit H (the “Governance Terms”), which shall include provisions regarding the size and composition of the board of directors of SAE (the “Board”) as set forth in Exhibit H;

(xvii) use commercially reasonable efforts to make the shares of Common Stock to be issued in connection with the Restructuring Transactions eligible to be issued in book-entry form through the direct registry system of SAE’s transfer agent and/or The Depository Trust Company;

(xviii) maintain its good standing under the laws of the State of Delaware and take all requisite actions, corporate or otherwise, for the Organizational Documents to become effective as soon as reasonably practicable after the Closing Date;

(xix) use commercially reasonable efforts to maintain (i) SAE’s status as an SEC-registered, public company, including filing all periodic and current reports required under the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) a listing on either the Nasdaq Global Market or the Nasdaq Capital Market, including taking commercially reasonable actions to regain compliance with the continuing listing standards of such applicable market within the compliance periods established by Nasdaq, as described in the deficiency letters of Nasdaq dated as of February 3, 2016 and April 19, 2016;

(xx) promptly notify the Supporting Holders in writing of any governmental or third party complaints, litigations, investigations, or hearings relating to the Restructuring Transactions (or communications indicating that the same may be contemplated or threatened);

(xxi) comply in all material respects with the covenants (except to the extent waived, as contemplated herein) contained in the Existing Revolver, Existing Notes Indenture and, when entered into, the New Senior Loan Facility;

(xxii) amend and ratify, effective as of the Closing Date, the Employment Agreements with respect to each of the executives of SAE identified in Exhibit E hereto, (ii) adopt on the Closing Date the Management Incentive Plan, incorporating the terms set forth in Exhibit F hereto, and (iii) enter into the Warrant Agreement, incorporating the terms set forth in Exhibit G hereto;

(xxiii) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, to negotiate in good faith commercially reasonable additional or alternative provisions to address any such impediment, in consultation with the Supporting Holders; provided, however, that the economic outcome for the Supporting Holders and other material terms as contemplated herein must be substantially preserved, as determined by the Supporting Holders in their reasonable discretion;

(xxiv) if SAE knows of a breach in any material respect of any of the obligations, representations, warranties, or covenants of SAE set forth in this Agreement, furnish prompt written notice (and in any event within three business days of such actual knowledge) to the Supporting Holders and promptly take all remedial action necessary to cure such breach;

(xxv) continue to operate its business in the ordinary course;

(xxvi) provide the Supporting Holders and their advisors reasonable access to management upon reasonable notice and keep the Supporting Holders and their advisors reasonably apprised of any material developments regarding SAE’s business operations, condition, assets, liabilities, or finances and promptly notify the Supporting Holders upon the receipt of any proposal or expression of interest with respect to the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of SAE other than the Restructuring Transactions; and

(xxvii) use commercially reasonable efforts to ensure the Alaskan tax credits are issued to SAE in a timely manner.

(b) Negative Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, SAE agrees that, on behalf of itself and each guarantor party to the Existing Notes, as applicable, it shall not, directly or indirectly, take any of the following actions, unless such action is consented to by the Required Supporting Holders:

(i) modify the Restructuring Transactions, in whole or in part, in a manner that is inconsistent with the terms of this Agreement;

(ii) commence any proceeding opposing any of the terms of this Agreement or otherwise take any action to obstruct or delay the consummation of the Restructuring Transactions;

(iii) incur or suffer to exist any material indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, ordinary course draws under the Existing Revolver, liabilities arising and incurred in the ordinary course of business, and indebtedness arising under or permitted by the New Senior Loan Facility;

(iv) directly or indirectly (1) affirmatively seek or solicit any discussions regarding the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of SAE other than the Restructuring Transactions (an “Alternative Proposal”), (2) publicly announce its intention not to pursue the Restructuring Transactions or (3) take any other action that is inconsistent with or is likely to delay the consummation of the Restructuring Transaction, in the case of each of clauses (1) through and including (3) of this paragraph, subject to the fiduciary obligations of SAE; or

(v) incur any material liens or security interests, except in the ordinary course of business or pursuant to, or as permitted under, the New Senior Loan Facility and the New Second Lien Notes.

2.03. Covenants, Acknowledgments and Commitments of Management. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each member of Management (severally and not jointly) agrees to negotiate in good faith their respective amended Employment Agreements with SAE on the terms set forth in Exhibit D hereto on the Closing Date.

2.04. Definitive Documents

Without limiting the foregoing, each Party hereby covenants and agrees to (a) negotiate in good faith the Memorandum, the indenture for the New Second Lien Notes, the New Senior Loan Facility credit agreement, the Intercreditor Agreement, the Employment Agreements, the Management Incentive Plan, the Warrant Agreement, the Organizational Documents and all ancillary documents related to each of the foregoing (collectively, the “Definitive Documents”), which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement and (b) execute (to the extent such Party is a party thereto) and otherwise support implementation of the Definitive Documents and any other such documents or agreements as may be reasonably necessary or advisable to implement the Restructuring Transactions, the purposes of this Agreement and the Definitive Documents. All Parties shall have the right to review and comment on the Definitive Documents, the terms of which shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to SAE and the Required Supporting Holders before the execution and delivery of the Definitive Documents.

Section 3.	Forbearance.

(a) The Parties agree and acknowledge that if the Restructuring Transactions have not been consummated prior to July 15, 2016, in order to consummate the Restructuring Transactions, SAE will not make the interest payment due to be paid on July 15, 2016 under the terms of the Notes Indenture and will instead enter into the 30 day grace period with respect to such payment as permitted by the Notes Indenture.

(b) For so long as the Termination Date has not occurred, and subject to the limitations provided in clause (c) below, each Supporting Holder (severally and not jointly), agrees until August 15, 2016:

(i) to forbear from the exercise of any rights and remedies against SAE to which the Supporting Holders or the Indenture Trustee are or may become entitled as a result of any Default or Event of Default (each as defined in the

Existing Notes Indenture) arising or existing under the Existing Notes Indenture in respect of SAE’s failure to make the interest payment on July 15, 2016 and decision to enter into the grace period in respect thereof (the “Potential Default”);

(ii) to refrain from exercising any right and remedy that may become available to it under the Existing Notes Indenture by reason of the Potential Default (other than, in the case of the Indenture Trustee, ordinary course acts which it may take under the Existing Notes Indenture which would not adversely affect any other Party); and

(iii) to refrain from initiating, joining in, or encouraging in any way an instruction or direction from any Noteholder to the Indenture Trustee to exercise any rights and remedies under the Existing Notes Indenture in connection with the Potential Default.

(c) For so long as the Termination Date has not occurred, SAE on behalf of itself and the guarantors party to the Existing Notes Indenture, agrees not to make any payment to any Noteholder in respect of the interest payment due on July 15, 2016 prior to the expiration of the applicable grace period.

(d) Nothing contained in this Section 3 shall impair, impede or otherwise prevent any Supporting Holder or the Indenture Trustee from exercising any rights and remedies against SAE in respect of any other Default or Event of Default arising under the Existing Notes Indenture or taking any other action available to it by reason of such a Default or Event of Default.

Section 4.	Representations and Warranties

4.01. Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party (to the extent applicable), as of the RSA Effective Date, as follows (each of which is a continuing representation, warranty, and covenant):

(a) to the extent it is an entity, it is validly existing and in good standing under the laws of the state or other jurisdiction of its organization;

(b) it has all requisite direct or indirect power and authority to enter into this Agreement and the Definitive Documents to which it is a party and to carry out the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement and such Party has been authorized to enter into this Agreement, the New Senior Loan Facility and the Definitive Documents and to carry out the Restructuring Transactions contemplated by, and perform its respective obligations under this Agreement;

(c) the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) except as described in Section 3 hereof conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(d) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Exchange Act;

(e) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws relating to or limiting creditors’ rights generally, by equitable principles relating to enforceability or by the implied covenant of good faith and fair dealing; and

(f) it has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or such other Party’s legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereby.

4.02. Representations and Warranties of the Supporting Holders. Each Supporting Holder, separately and not jointly, represents and warrants to the best of its knowledge, as of the date hereof that:

(a) with respect to the Existing Notes held by such Supporting Holder, such Supporting Holder (i) either (1) is the sole beneficial owner of the principal amount of such Existing Notes indicated on the respective signature page hereto, or (2) has sole investment or voting discretion with respect to the principal amount of such Existing Notes indicated on the respective signature page hereto and has the power and authority to bind the beneficial owners of such Existing Notes to the terms of this Agreement, and (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Notes and to dispose of, exchange, assign, and transfer such Existing Notes, including the power and authority to execute this Agreement and to perform its obligations hereunder;

(b) with respect to the Existing Notes held by each Supporting Holder, such Supporting Holder has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any such Existing Notes that materially conflicts with the representations and warranties of such Supporting Holder in this Agreement or that would render such Supporting Holder otherwise unable to comply with this Agreement and perform its obligations hereunder, including its obligation to support the Restructuring Transactions, in all material respects;

(c) the amount of debt listed on the signature page of each Supporting Holder is correct as of the date hereof; and

(d) the Supporting Holders, in entering into this Agreement and participating in the Restructuring Transactions, have not acted as a partnership, limited partnership, syndicate, or other “group” (as that term is used in Section 13(d) of the Exchange Act) for the purpose of acquiring, holding, disposing, or voting of securities of SAE.

4.03. Representations and Warranties of SAE. SAE, on behalf of itself and each guarantor party to the Existing Notes, as applicable, represents and warrants to the best of its knowledge, as of the date hereof that:

(a) it has, or upon the receipt of shareholder consents will have, authorized sufficient shares of Common Stock to effect the Restructuring Transactions as contemplated by this Agreement;

(b) its financial condition has not materially and adversely changed from that set forth in the Form 10-K for the year ended December 31, 2015, the amended Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the period ended March 31, 2016, other than as contemplated by such reports regarding its liquidity and cash flow difficulties;

(c) as of June 13, 2016, the aggregate outstanding indebtedness (excluding any interest, fees, costs, expenses, and indemnities that may be owed by the applicable obligors) under (1) the Existing Notes is $140.0 million and (2) the Existing Revolver is $13.8 million, and such amounts (together with accrued interest and fees thereon) are outstanding and justly and truly owing by SAE and the guarantors that are party to the Existing Notes Indenture or Existing Revolver, as applicable, without defense, offset, or counterclaim; and

(d) it has no knowledge of any “Default” or “Event of Default” under the Existing Revolver or the Existing Notes Indenture which has occurred and is continuing.

Section 5.	Termination Events

5.01. Supporting Holder Termination Events. The Required Supporting Holders may terminate this Agreement upon three business days prior written notice, unless otherwise set forth below, delivered in accordance with Section 9.11 hereof, upon the occurrence and continuation of any of the following events (each, a “Supporting Holder Termination Event”):

(a) SAE fails to receive (i) the consent or waiver from the lender under the Existing Revolver or (ii) the shareholder consents or other approvals, in each case that is necessary for the consummation of the Restructuring Transactions, including entry into the New Senior Loan Facility and issuance of the Common Stock;

(b) the Launch Date shall not have occurred by June 20, 2016;

(c) the Funding Date shall not have occurred by July 1, 2016;

(d) the Closing Date shall not have occurred by August 15, 2016;

(e) the breach or noncompliance by SAE or any guarantor under the Notes Indenture of (or failure to satisfy) in any material respect any of the obligations, representations, warranties, or covenants of such parties as set forth in this Agreement (including, without limitation, in Sections 2.02, 2.04 or Section 3 hereto) that remains uncured for five business days after the receipt by SAE of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to such Supporting Holder and materially affects the ability of SAE, on behalf of itself and its subsidiary guarantors, to consummate the Restructuring Transactions contemplated herein;

(f) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of the Restructuring Transactions in a way that cannot reasonably be remedied by SAE;

(g) the occurrence of an event of default under (i) the Existing Revolver, (ii) the New Senior Loan Facility, or (iii) the Existing Notes Indenture (other than the failure to pay interest as set forth in Section 3 hereof), in each case, subject to all applicable notice, waiver, and cure provisions;

(h) SAE or any guarantor under the Notes Indenture executes a letter of intent or similar document stating an intention to pursue an alternative restructuring, liquidation, reorganization, wind-down, exchange, transaction, including an Alternative Proposal, other than that contemplated by this Agreement; or

(i) any of the Definitive Documents or other documents in respect of the Restructuring Transactions are inconsistent with the material terms and conditions set forth in this Agreement, the Term Sheet or their respective exhibits and schedules;

provided that this Agreement shall, without any additional act or notice by any party, terminate immediately upon the occurrence of (1) SAE or any guarantor under the Notes Indenture (i) consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, or similar official of SAE or any substantial part of SAE’s property, (ii) seeking any arrangement, adjustment, protection, or relief from its debts, or (iii) making a general assignment for the benefit of its creditors; (2) SAE or any guarantor under the Notes Indenture commencing a voluntary case filed under title 11 of the United States Code (the “Bankruptcy Code”); or (3) the commencement of an involuntary case against SAE or any guarantor under the Notes Indenture under the Bankruptcy Code.

5.02. SAE Termination Events. SAE may terminate its obligations under this Agreement upon three business days prior written notice delivered to the Parties in accordance with Section 9.11 hereof, upon SAE’s knowledge of the occurrence of any of the following events (each, an “SAE Termination Event,” and together with the Supporting Holder Termination Events, the “Termination Events,” and each a “Termination Event”):

(a) the material breach by any of the Supporting Holders of any of the obligations, or covenants of such Supporting Holders set forth in this Agreement or any representation and warranty of such Supporting Holders failing to be accurate that would have a material adverse impact on the implementation or consummation of the Restructuring Transactions that remains uncured for a period of five business days after the receipt by the breaching Supporting Holders of written notice of such breach from SAE;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of the Restructuring Transactions in a way that cannot reasonably be remedied by SAE; or

(c) upon notice to the Supporting Holders, if the Board determines, after receiving advice from counsel, that proceeding with the transactions contemplated under this Agreement (including, without limitation, the Restructuring Transactions) would be inconsistent with the exercise of its fiduciary duties.

5.03. Effect of Termination

(a) Upon any termination of this Agreement under Sections 5.01 or 5.02, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that they would have been entitled to take had they not entered into this Agreement; provided, however, that SAE’s obligation to pay reasonable Professional Fees shall survive with respect to those reasonable Professional Fees incurred through and including the date this Agreement is terminated. Notwithstanding the foregoing, any claim for breach of this Agreement that accrued prior to the date of a Party’s termination or termination of this Agreement (as the case may be) and all rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.

(b) Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such Party is in material breach of any provision hereof.

5.04. Termination Upon Consummation of the Restructuring Transactions. This Agreement shall terminate automatically without any further required action or notice upon the Closing Date.

Section 6.	Transfer of Existing Notes

Each Supporting Holder agrees that so long as this Agreement has not been terminated in accordance with its terms, it shall not directly or indirectly sell, assign, pledge, hypothecate, convey, or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in any Existing Notes (each, a “Transfer”), unless the transferee thereof either (i) is a Supporting Holder and agrees to exchange such additional Existing Notes and deliver related consents in the Exchange Offer, or (ii) prior to such Transfer, agrees in writing for the benefit of the other Parties to become a Supporting Holder and to be bound by all of the terms of this Agreement with respect to such acquired Existing Notes by executing the joinder in the form attached hereto as Exhibit I (the “Joinder Agreement”), and delivering an executed copy thereof, within five business days of closing of such Transfer, to counsel to SAE and counsel to the Supporting Holders, as listed in Section 9.11 hereof, in which event the transferee (including a Supporting Holder transferee, if applicable) shall be deemed to be a Supporting Holder under this Agreement with respect to such transferred rights, claims, and obligations. Notwithstanding anything contained herein to the contrary, a Supporting Holder may Transfer any or all of its Existing Notes to any entity that, as of the date of the Transfer, controls, is controlled by, or is under common control with such Supporting Holder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and must deliver an executed Joinder Agreement within five business days of the closing of such Transfer to counsel to SAE and counsel to the Supporting Holders. Each Supporting Holder agrees and acknowledges that any Transfer of Existing Notes that does not comply with the terms and procedures set forth in this Section 6 shall be deemed null and void ab initio.

Notwithstanding anything to the contrary in this Section 6, (i) a Qualified Marketmaker (as defined below) that acquires any Existing Notes from a Supporting Holder with the purpose and intent of acting as a Qualified Marketmaker for such Existing Notes (with the understanding that the Qualified Marketmaker will agree at the time of such acquisition to the terms of this paragraph), shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by this Agreement if such Qualified Marketmaker transfers such Existing Notes within ten (10) business days of its acquisition to a Supporting Holder or transferee that executes and delivers a Joinder Agreement in accordance with the terms set forth in the immediately preceding paragraph no later than (2) business days after consummation of the Transfer; and (ii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Existing Notes that it acquires from an Existing Holder that is not or has not been a Supporting Holder to a transferee that is not a Supporting Holder at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

As used herein, “Qualified Marketmaker”) means an entity that (a) holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against SAE (or enter with customers into long and short positions in claims against SAE), in its capacity as a dealer or marketmaker in claims against SAE and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Section 7.	Amendments

This Agreement, the Definitive Documents, and, in each case, any annexes or exhibits thereto may not be modified, amended, or supplemented, nor may any terms and conditions hereof or thereof be waived, without the prior written consent of SAE and the Required Supporting Holders. As used in this Agreement, “Required Supporting Holders” means Supporting Holders holding more than a majority of the aggregate principal amount of the Existing Notes held by all the Supporting Holders as of the date such consents are solicited; provided, however, that any waiver, change, modification, or amendment to this Agreement that materially and adversely affects the economic interests of any Supporting Holder may not be made without the written consent of each such affected Supporting Holder. Notwithstanding the foregoing, no modification, amendment or alteration shall be made to (a) the material terms of the New Term Loan Facility and the New Second Lien Notes, (b) the equity allocations set forth on Schedule 3 of the Term Sheet, or (d) the material economic terms of the Exchange Offer without the consent of each Supporting Holder.

Section 8.	No Solicitation of Securities

Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase, sell, exchange or acquire securities for purposes of the Securities Act of 1933, as amended, and the Exchange Act.

Section 9.	Miscellaneous

9.01. Further Assurances. Subject to the other terms hereof, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Restructuring Transactions in accordance with this Agreement.

9.02. Complete Agreement. This Agreement, exhibits and the annexes hereto, represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement, exhibits, and annexes hereto shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

9.03. No Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity, except as provided in this Agreement. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

9.04. Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

9.05. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement is to be governed by and construed in accordance with the laws of the State of New York. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Each Party here irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.06. Counterparts. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

9.07. Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

9.08. Relationship Among Supporting Holders. It is understood and agreed that no Supporting Holder has any duty of trust or confidence of any kind or form with any other Supporting Holders as a result of this Agreement, and, except as expressly provided in this Agreement, there are no commitments among or between them. It is further understood and agreed that any Supporting Holder may trade in the Existing Notes or other debt or equity securities of SAE without the consent of SAE or any other Supporting Holder, subject to applicable securities laws and the terms of this Agreement, and subject to Section 6 of this Agreement; provided, however, that no Supporting Holder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Supporting Holders shall in any way affect or negate this understanding and agreement. No Supporting Holders shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Supporting Holder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Noteholders are in any way acting in concert or as such a “group.” The execution of this Agreement by any Supporting Holder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Supporting Holder other than non-fiduciary duties expressly set forth in this Agreement.

9.09. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

9.10. Acknowledgements. Notwithstanding anything herein to the contrary, none of the Supporting Holders shall (a) have any fiduciary duty or (b) other duties or responsibilities to each other, SAE, any subsidiary or affiliate of SAE, or any of SAE’s creditors or other stakeholders.

9.11. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by hand delivery, electronic mail, courier, or overnight delivery (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to SAE, to:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attn: Brent Whiteley Chief Financial Officer, General Counsel and Secretary

with copies to:

Jones Day

222 E. 41st Street

New York, New York 10017

Attn:  Alex Gendzier

  Brad Erens

E-mail address:   agendzier@jonesday.com

bberens@jonesday.com

(b)	if to the Supporting Holders, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn:  Brian Hermann

  Lauren Shumejda

E-mail address:   bhermann@paulweiss.com

lshumejda@paulweiss.com

Any notice given by hand delivery, electronic mail, mail, or courier shall be effective when received.

9.12. Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Supporting Holder or SAE or the ability of each of the Supporting Holders or SAE to protect and preserve its respective rights, remedies and interests. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

9.13. Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

9.14. Remedies. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

9.15. Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms against the Parties. It is understood and expressly agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without the necessity of proving the inadequacy of money damages as a remedy and without posting security for such relief.

9.16. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

9.17. Management Liability. The Parties hereby acknowledge that Management is party to this Agreement solely with respect to Section 2.03 and shall incur no liability pursuant to (i) any breach by SAE of this Agreement and (ii) any delay of, or failure to consummate, any or all of the Restructuring Transactions contemplated in this Agreement.

9.18. Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described herein and the Definitive Documents, shall be due or paid to any Party for its agreement to accept the Restructuring Transactions in accordance with the terms and conditions of this Agreement.

9.19. Survival. Notwithstanding anything herein to the contrary, the acknowledgements, agreements and obligations of the Parties in this Section 9.18 and Sections 2.01(e), 5.03(a), 9.08, 9.09 and 9.17 shall survive any termination of this Agreement and shall continue in full force and effect in accordance with the terms thereof.

Section 10.	Releases

10.01. On the Closing Date, SAE and the Supporting Holders shall enter into mutual releases of all claims and causes of action arising before the Closing Date.

[Signatures on Following Page]

IN WITNESS WHEREOF, SAE, Management and the Supporting Holders have caused this Agreement to be executed and delivered by their respective and duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty

Name:	Brian Beatty

Title:	CEO & President

JEFF HASTINGS

By:	/s/ Jeff Hastings

Title:	Executive Chairman

BRIAN BEATTY

By:	/s/ Brian Beatty

Title:	CEO & President

BRENT WHITELEY

By:	/s/ Brent Whiteley

Title:	CFO, General Counsel and Secretary

Amzak Capital Management, LLC, as investment manager on behalf of certain funds and accounts

By:	/s/ Samuel J. Barker

Name:	Samuel J. Barker

Title:	Senior Fixed Income Analyst

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Aristides Capital LLC, as investment manager on behalf of certain funds and accounts

By:	/s/ Christopher M. Brown

Name:	Christopher M. Brown

Title:	Managing Member

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

BlueMountain Capital Management, LLC, as investment manager on behalf of certain funds and accounts

By:	/s/ Kyle Brady

Name:	Kyle Brady

Title:	Assistant General Counsel

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Morgan Stanley Investment Management, Inc., as investment manager on behalf of certain funds and accounts

By:	/s/ Kim W. Cross

Name:	Kim W. Cross

Title:	Managing Director

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Mr. John Pecora

By:	/s/ John Pecora

Name:	John Pecora

Title:	N/A

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Tegean Capital Management, LLC, as investment manager on behalf of certain funds and accounts

By:	/s/ Ariel Rothman

Name:	Ariel Rothman

Title:

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Whitebox Advisors LLC, as investment manager on behalf of certain funds and accounts

By:	/s/ Mark Strefling

Name:	Mark Strefling

Title:	General Counsel & Chief Operating Officer

Indenture	Aggregate Principal Amount
10.00% Existing Notes due 2019

Exhibit A

Term Sheet

SAEXPLORATION HOLDINGS, INC.

Term Sheet

June 13, 2016

This term sheet (the “Term Sheet”) sets forth an outline of certain material terms and conditions of a comprehensive restructuring and recapitalization (the “Restructuring”) of the balance sheet of SAExploration Holdings, Inc. (the “Company”). This Term Sheet is intended as a summary for discussion purposes only and does not constitute a commitment, obligation, or agreement to provide, arrange, or syndicate any financing on the part of the Supporting Holders (as defined below). Only execution and delivery of definitive documentation relating to the Restructuring shall result in any binding or enforceable obligations of any party with respect thereto. It is anticipated that the Company and the Supporting Holders (as defined below) will execute a restructuring support agreement (the “RSA”) on June 13, 2016 (the “RSA Date”) with standard terms and conditions evidencing, among other things, their intent to support consummation of the Restructuring.

Overview of the Restructuring

Pursuant to the Restructuring, (i) the Supporting Holders (as defined below) shall exchange the Existing Notes (as defined below) into New Second Lien Notes (as defined below) and shares of common stock (the “Common Stock”) of the Company, as contemplated by the Exchange Offer (as defined below) and (ii) certain Supporting Holders shall provide the Company with a multi-draw senior secured term loan facility (the “New Senior Loan Facility”) in an aggregate principal amount of up to $30 million on the terms set forth on Schedule 1 hereto. Other Participating Holders (as defined below) shall have the opportunity to participate in the New Senior Loan Facility on equal terms with the other Supporting Holders.

The Company	SAExploration Holdings, Inc.

Current Capital Structure	The indebtedness of the Company as of the date of this Term Sheet is as follows:

•	that certain Credit and Security Agreement, dated as of November 6, 2014, by and among Wells Fargo Bank, N.A., as lender, SAExploration, Inc., as borrower, and the Company and the other guarantors party thereto, as guarantors, providing for, among other things, a $20 million revolving line of credit secured by the Company’s U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions (the “Revolving Credit Facility”); and

•	10.000% Senior Secured Notes due 2019 (the “Existing Notes”, and the holders thereof, the “Existing Holders”), issued pursuant to that certain indenture, dated as of July 2, 2014 (the “Existing Notes Indenture”) by and among the Company, the guarantors named therein and U.S. Bank National Association, as indenture trustee, of which there is outstanding as of the date of this Term Sheet $140 million in an aggregate principal amount.

Supporting Holders	“Supporting Holders” means the Existing Holders executing the RSA, including those Existing Holders listed on Schedule 2.

Overview of the Restructuring	Subject to the terms set forth in the RSA and this Term Sheet, the Restructuring shall be implemented as follows:

•	on June 13, 2016, the Company and holders of not less than 66% of the aggregate principal amount of Existing Notes shall execute the RSA;

•	on or before June 20, 2016 (the “Launch Date”), the Company shall commence an exchange offer and consent solicitation pursuant to which (i) Existing Notes shall be exchanged for (1) new second lien notes (the “New Second Lien Notes”) on the terms described below and (2) shares of Common Stock of the Company (the “New Notes Shares”), equal to 64.48% of the total outstanding Common Stock of the Company on the Closing Date (as defined below), on a fully diluted basis, as set forth in Schedule 3 hereto, and (ii) tendering Existing Holders will deliver consents to certain proposed amendments as described below;

•	on or before July 1, 2016 (such date, the “Funding Date”), the parties shall obtain (i) any consents required from Existing Holders to amend the Existing Notes Indenture, existing security documents and existing intercreditor agreement (as summarized below under “Consent Solicitation”) and (ii) such waivers, consents or amendments to the Revolving Credit Facility from Wells Fargo, N.A., as lender under the Revolving Credit Facility, in both cases, as necessary to give effect to and permit the Restructuring referred to herein. Upon receipt of such consents and amendments or waivers, (1) the Supporting Holders and any other Participating Holders (together, the “New Senior Lenders”) shall enter into the New Senior Loan Facility with the Company on the terms set forth on Schedule 1 hereto, in connection with which the New Senior Lenders shall receive, subject to the terms and conditions described in Schedule 1, shares of Common Stock of the Company (together with the Backstop Shares (as defined in Schedule 1 hereto), the “New Senior Loan Shares”), equal to 28.20% of the total outstanding Common Stock of the Company on the Closing Date, on a fully diluted basis, as set forth in Schedule 3 hereto, (2) the Initial Draw (as defined in Schedule 1) shall occur, and (3) the Company and the trustee and collateral agent under the Existing Notes Indenture shall enter into the supplemental indenture to the Existing Notes Indenture, the amendments to the existing security documents and the amendments to the existing intercreditor agreement;

•	in the RSA, the Company shall, if necessary, enter into the 30-day grace period provided for in the Existing Indenture in respect of the July 15, 2016 interest payment under the Existing Notes, and the Supporting Holders shall agree to forbear, if necessary, from exercising remedies in respect thereof for a period extending to August 15, 2016 to allow the Restructuring to be consummated; and

•	existing holders of the Company’s Common Stock shall retain, on a pro rata basis after giving effect to the Restructuring, shares of Common Stock of the Company equal to 1.32% of the total outstanding Common Stock of the Company on the Closing Date, on a fully diluted basis, as set forth in Schedule 3.

It is anticipated that the Exchange Offer will close, and that the New Senior Loan Shares and the New Note Shares will be issued, on the date that is intended to be no later than 30 days after the Launch Date (assuming no amendments and/or extensions of the offer period) (the “Closing Date”).

The New Senior Loan Shares and the New Notes Shares shall be subject to mutual dilution and shall, together with shares issued under the Management Incentive Plan (as defined below), dilute the existing Common Stock of the Company. The New Senior Loan Shares and the New Notes Shares shall not be dilutive to the Management Incentive Plan. Schedule 3 presents the allocation of the Company’s Common Stock as of the Funding Date, on an as-issued basis, and the allocation of the Company’s Common Stock as of the Closing Date.

In connection with the Restructuring, on the Closing Date, the Company will:

•	enter into new amended employment agreements with the Company’s senior management (Jeff Hastings, Brian Beatty, Brent Whitely, Mike Scott, Darin Silvernagle, Trisha Gerber and Ryan Abney), as described below;

•	adopt the Management Incentive Plan, as described below; and

•	issue Warrants to existing holders of the Company’s Common Stock, as described below.

The Exchange Offer	Eligible Existing Holders will be offered an opportunity to participate pro rata in the exchange offer for the Existing Notes (together, the “Exchange Offer”), pursuant to which each participating Existing Holder (the “Participating Holders”) shall receive, on the Closing Date, for every $1,000 principal amount of Existing Notes tendered for exchange (subject to a minimum tender of $2,000 principal amount and in $1,000 increments in excess thereof):

•	$500 principal amount of New Second Lien Notes, which shall have terms substantially similar to the Existing Notes; provided that (1) the New Second Lien Notes shall have a maturity date of September 24, 2019, provided that, if any of the Existing Notes remain outstanding as of March 31, 2019, the maturity date of the New Second Lien Notes will become April 14, 2019 upon the vote of the holders of a majority of the then-outstanding New Second Lien Notes, (2) the liens securing the New Second Lien Notes shall be junior to the liens securing the New Senior Loan Facility and senior to the liens securing the Existing Notes after the Closing Date, (3) the Company may elect to pay interest on the New Second Lien Notes in kind with additional New Second Lien Notes for the first twelve months of interest payment dates following the Closing Date, provided that, if the Company makes this election, the interest on the New Second Lien Notes for such in kind payments will accrue at a per annum rate 100 basis points higher than the cash interest rate, (4) the definition of “Permitted Holders” for purposes of the Change of Control covenant will include the Supporting Holders and their related parties, (5) the New Second Lien Notes will have a special redemption right at par of up to $35 million of the issuance to be paid out of the proceeds of the Alaska tax credit certificates and shall be conditioned upon payment in full of the Revolving Credit Facility and the New Senior Loan Facility, and (6) the New Second Lien Notes shall include a make-whole provision requiring that if the New Second Lien Notes are accelerated or otherwise become due and payable prior to their stated maturity due to an Event of Default (including but not limited to a bankruptcy or liquidation of the Company (including the acceleration of claims by operation of law)), then the Applicable Premium payable with respect to an optional redemption will also be immediately due and payable, along with the principal of, accrued and unpaid interest on, the notes and shall constitute part of the obligations in respect thereof as if such acceleration were an optional redemption of the notes, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof; and

•	a pro rata portion the New Notes Shares, collectively representing 64.48% of the total outstanding Common Stock of the Company on the Closing Date, on a fully diluted basis, as set forth in Schedule 3.

The indenture for the New Second Lien Notes shall include the following additional language in respect of the make-whole:

“Any Applicable Premium payable shall be presumed to be the liquidated damages sustained by each holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the New Second Lien Notes (and/or the Indenture) are satisfied or released by foreclosure, deed in lieu of foreclosure or any other means. The Company expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Applicable Premium in connection with any such acceleration. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Applicable Premium to Holders as herein described is a material inducement to holders to purchase the Notes. The Applicable Premium shall constitute part of the holders’ claim in respect of the New Second Lien Notes in the event of a bankruptcy or liquidation, and such claim shall be allowed against the debtors without the need to file a proof of claim.

The calculation of the Applicable Premium shall be the same as that appearing in the Existing Notes Indenture, except that the discount rate will be based on Treasuries plus 25 basis points.”

The Restructuring will be conditioned on participation in the Exchange Offer by Existing Holders holding at least 90% of the Existing Notes outstanding as of the date of this Term Sheet. The Participating Holders shall deliver consents to the amendments to the Existing Notes Indenture as described below under “Consent Solicitation.”

Pursuant to, and subject to the terms of, the RSA, the Supporting Holders shall agree to participate in the Exchange Offer for the full amount of their Existing Notes, to deliver consents to amend the Existing Notes Indenture and to waive withdrawal rights with respect to their tendered Existing Notes and related Consents, each as described below under “Consent Solicitation.”

Consent Solicitation	In connection with the Exchange Offer, the Company will seek consents from Participating Holders to:

•	amend the Existing Notes Indenture (the “Consent Solicitation”) to:

•	waive the applicable change of control provisions;

•	permit the entry into, and incurrence of draws pursuant to, the New Senior Loan Facility on the Funding Date and the issuance of the New Second Lien Notes (including any additional New Second Lien Notes issued in lieu of cash interest payments) by amending the Incurrence of Indebtedness and Issuance of Preferred Stock and Liens covenants;

•	amend the definition of “Permitted Holders” for purposes of the Change of Control covenant to include the Supporting Holders and their related parties; and

•	amend the Payments for Consents and Transactions with Affiliates covenants in connection with the transactions contemplated by this Term Sheet;

•	amend the security documents relating to the Existing Notes to give effect to the Term Sheet, including to consent to full subordination of the liens securing the Existing Notes to the New Senior Loan Facility and the New Second Lien Notes; and

•	amend and restate the existing intercreditor agreement to account for the entry into the New Senior Loan Facility on the Funding Date, the New Second Lien Notes and the related liens and the relative lien priorities of the Revolving Credit Facility, the New Senior Loan Facility, the New Second Lien Notes and the Existing Notes as contemplated by Schedule 1.

In order to tender Existing Notes for exchange in the Exchange Offer, Participating Holders shall be required to deliver consents in the Consent Solicitation. Supporting Holders’ participation in the Exchange Offer and Consent Solicitation will occur at the launch of the deal and Supporting Holders shall, subject to the terms of the RSA, waive withdrawal rights with respect to tendered Existing Notes and the related Consents, with the effect that, the Company and the trustee for the Existing Notes Indenture shall be able to enter into a supplemental indenture to permit the entry into the New Senior Loan Facility and related matters on the Funding Date.

Amendment of the Revolving Credit Facility	The Revolving Credit Facility shall remain in place; provided that consummation of the New Senior Loan Facility shall be subject to obtaining the necessary consents or waivers from Wells Fargo (as discussed below).

Management Incentive Plan	On the Closing Date, the Company shall adopt a management incentive plan (the “Management Incentive Plan”), which shall reserve 10%, on a fully diluted basis, of the total shares of common stock outstanding as of the Closing Date (the “MIP Shares”) for distribution to covered employees on terms to be agreed with senior management. The Management Incentive Plan shall supersede any prior management or employee stock compensation plan of the Company in effect on the Closing Date. Senior management shall receive 60% of the MIP Shares on the Closing Date, of which 1/3 shall vest on each of (1) the earlier of (a) the first anniversary of the Closing Date and (b) the date the Company shall have received Alaskan tax credit certificates in a face amount of at least $25 million (the “Tax Credit”), and (2) each anniversary of the Closing Date for the two years thereafter in the form of:

(i) shares equal to 3% of the Company’s outstanding Common Stock as of the Closing Date on a fully diluted basis; and

(ii) at-the-money incentive options to acquire shares equal to 3% of the Company’s outstanding Common Stock as of the Closing Date, based on an equity value (a) if options are initially distributed on the first anniversary of the Closing Date or after the 60th calendar day following the Closing Date due to the receipt of the Tax Credit (the “Tax Credit Valuation Date”), the volume-weighted average price (the “VWAP”) per share of SAE Common Stock during the 30-day period ending on the date that is the 60th calendar day following the Closing Date or (b) if options are initially distributed due to the receipt of the Tax Credit prior to the 60th calendar date following the Closing Date, the VWAP per share of SAE Common Stock during the 30-day period ending on the date one day preceding any public announcement of the Tax Credit Valuation Date; provided, however, that if the Tax Credit Valuation Date occurs before the expiration of 30 days following the Closing Date, then the VWAP calculation period shall be the number of days between the Closing Date and the Tax Credit Valuation Date.

If any member of senior management terminates his or her employment without good reason within the first twelve months after the Closing Date, that employee’s vested MIP Shares or the cash proceeds thereof will be clawed back.

The remaining 40% of MIP Shares shall be granted to members of management and other key employees and distributed according to a vesting schedule to be determined by the New Board, provided, however, that the MIP Shares may not be used to fund any of the Annual Performance Awards (as defined in Schedule 4).

Warrants	In connection with the Restructuring, the Company will enter into, as of the Closing Date, a warrant agreement with its transfer agent, as warrant agent (the “Warrant Agreement”), that shall provide for the issuance of warrants in two series to all existing holders of Common Stock that, upon exercise, will each represent 2.25% of the outstanding shares of Common Stock as of the Closing Date, subject to dilution by the New Loan Shares and the MIP Shares, at an exercise price to reflect market capitalizations of $112 million and $140 million, respectively, with five year terms (“Warrants”). The Warrant Agreement will contain customary cashless exercise and anti-dilution provisions.

The Warrants will not become exercisable until 30 days before their expiration date. In addition, it shall be a condition precedent to any exercise that the Company shall have received Alaska tax credit certificates in a face amount of at least $25 million.

Holders of the Warrants will be entitled to the benefit of a customary resale registration rights agreement.

Treatment of Existing Equity Holders	In connection with the Restructuring, existing holders of Common Stock will retain 1.32% of the outstanding shares of Common Stock on a fully diluted basis, as of the Closing Date, provided that these shares shall be subject to dilution by the subsequent issuance of the remaining 40% of the MIP Shares.

Employment Agreements	On the Closing Date, the Company shall enter into new amended employment agreements with the Company’s senior management (Jeff Hastings, Brian Beatty, Brent Whiteley, Mike Scott, Darin Silvernagle, Trisha Gerber and Ryan Abney), to reflect the material terms and conditions set forth on Schedule 4 hereto.

New Board	As of the Closing Date, the Company’s board of directors (the “New Board”) shall consist of 7 members, one of whom shall be a member of senior management appointed by the Company. The remaining 6 directors shall be selected by the Supporting Holders in their sole discretion; provided that the Supporting Holders shall consult in good faith with the Company’s management in the selection thereof; provided, further, that a sufficient number of independent directors will be selected to comply with any applicable listing requirements.

Amended Articles & Bylaws	As soon as reasonably practicable after the Closing Date, the Company’s existing articles and bylaws will be subject to customary amendments and modifications to be agreed upon in the RSA.

Public Status; Listing	The Company shall remain an SEC-registered public company and shall file reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to comply with the listing requirements of the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.

The Company shall use its commercially reasonable efforts to receive the requisite shareholder votes to affect the Restructuring, to the extent required by its charter, other corporate governance documents and applicable law.

Closing Conditions	The effectiveness of the Restructuring shall be conditioned upon the absence of any material business, regulatory or legal impediments thereto, as determined by the Supporting Holders in their reasonable discretion, and shall be subject to customary closing conditions, including, without limitation:

•	the negotiation and execution of definitive documentation acceptable to the Supporting Holders and the Company;

•	participation by holders of 90% of the outstanding Existing Notes in the Exchange Offer and Consent Solicitation;

•	no success fee shall be payable to a financial advisor, if any, to the Company, except on terms reasonably acceptable to the Supporting Holders;

•	receipt of any necessary amendments and/or waivers from the lender under the Revolving Credit Facility to permit the Restructuring; and

•	payment of all fees and expenses incurred by the Supporting Holders.

Fiduciary Out / Shop Right	The Company may terminate this Term Sheet or the RSA upon three business days’ prior notice if the board of directors of the Company determines, after receiving advice from counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties. Notwithstanding anything in this Term Sheet or the RSA to the contrary, nothing in this Term Sheet or the RSA shall prevent the Company from taking or failing to take any action that it is obligated to take (or to fail to take) in the performance of any fiduciary duty or as otherwise required by applicable law which the Company owes to any other person or entity under applicable law.

Fees and Expenses	The Company shall pay promptly all accrued and unpaid fees and expenses of the Supporting Holders and any agent or trustee under the various debt documents in connection with the Restructuring (whether or not the Restructuring is consummated) including, without limitation, the costs and expenses incurred by counsel to the Supporting Holders in connection with the Restructuring.

Reservation of Rights	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and the Supporting Holders to protect and fully preserve all of their rights, remedies, claims and interests, including the Supporting Holders’ claims against the Company or any other party in interest or their respective property. If the Restructuring is not consummated, the Company and the Supporting Holders fully reserve any and all of their respective rights.

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of fact or liability or deemed binding on the Company or the Supporting Holders.

Schedule 1

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

New Senior Loan Facility Term Sheet
Borrower	The Company

Guarantors	All of the Company’s domestic subsidiaries

Lenders	Certain of the Supporting Holders and Other Participating Holders.

Facility

Senior secured multi-draw term loan facility in an aggregate principal amount of $30 million.

•    The initial draw (the “Initial Draw”), which shall occur on or about the Funding Date, shall be not more than $5.6 million in the aggregate. It shall be a condition precedent to the Initial Draw that the Company and holders of not less than 66% of the aggregate principal amount of Existing Notes shall have executed the RSA.

•    The second draw (the “Second Draw”) shall be not more than $9.4 million in the aggregate. It shall be a condition precedent to the Second Draw that the Restructuring described in the RSA and the transactions contemplated by the exhibits thereto that are intended to be closed by the Closing Date shall have been consummated by or on the Closing Date.

•    It shall be a condition precedent to any additional subsequent draw (a “Subsequent Draw”) that the Company shall have received Alaska tax credit certificates in a face amount of at least $25 million.

Security Interest

The obligations of the Company and the guarantors under the New Senior Loan Facility will be secured on a 1.5 lien priority basis by the collateral currently securing the obligations under the Revolving Credit Facility and the Existing Notes, respectively, and the receivable due to the Company from Alaska Seismic Ventures and any tax credit or tax certificate assigned or issued to the Company in connection therewith, and all proceeds therefrom (the “Collateral”). The Collateral will secure those obligations of the Company and the guarantors (1) under the Revolving Credit Facility on a first lien priority basis, (2) under the New Notes on a second lien priority basis and (3) under the Existing Notes on a third lien priority basis.

As of the Funding Date, the agent under the New Senior Loan Facility, the agent under the Revolving Credit Facility, and the collateral agent under the Existing Indenture will enter into an Intercreditor Agreement with the Company and the Guarantors which will provide for contractual subordination of the liens of each such agent and collateral agent in the Collateral to the extent necessary to reflect the relative lien priority set forth herein. The Intercreditor Agreement will also govern the relationship of the parties in respect of the Collateral and certain other matters. This new Intercreditor Agreement will, in effect amend and restate the existing intercreditor agreement. The collateral agent under the New Indenture will sign a joinder to the new Intercreditor Agreement on the Closing Date.

Interest	10% per year, payable monthly in cash.

New Senior Loan Facility Term Sheet
Facility Fee	The Company shall pay a facility fee of $600,000 in the aggregate to the New Senior Lenders on the Funding Date with the proceeds of the Initial Draw under the New Senior Loan Facility.

Syndication; Backstop Shares	Subsequent to the Initial Draw but prior to the Second Draw, Participating Holders shall have the opportunity to participate in the New Senior Loan Facility. On the RSA Date and the Funding Date, the New Senior Lenders who fund the Initial Draw shall become entitled on such date, subject to issuance, to a pro rata portion of shares of the Company’s Common Stock (the “Backstop Shares”), representing 3.14% and 6.26%, respectively, of the total outstanding Common Stock of the Company on the Closing Date, on a fully diluted basis, as set forth in Schedule 3. The Backstop Shares shall be issued on the earliest of (1) the Closing Date; (2) the date on which the RSA terminates according to its terms, or (3) August 15, 2016.

Equity

The Backstop Shares shall be deemed earned by the New Senior Lenders as of the Funding Date, provided that the Backstop Shares shall not be issued to the New Senior Lenders until the earlier of (1) the Closing Date and (2) August 15, 2016.

On the Closing Date, each New Senior Lender shall receive a pro rata portion of shares of the Company’s Common Stock (collectively, with the Backstop Shares, the “New Senior Loan Shares”), representing 18.80% (excluding Backstop Shares) of the total outstanding Common Stock of the Company on the Closing Date, on a fully diluted basis, as set forth in Schedule 3 hereto; provided that, if the stockholders of the Company have not then approved the issuance of these shares, then the Company will issue 19.9% of the outstanding shares of Common Stock to the New Senior Lenders and will covenant to issue the remaining 8.3% after such stockholder consent has been received, for the purpose of remaining in compliance with NASDAQ Listing Rule 5635.

The New Senior Loan Shares and the New Notes Shares shall be subject to mutual dilution and shall, together with shares issued under the Management Incentive Plan, dilute the existing Common Stock of the Company. The New Senior Loan Shares and the New Notes Shares shall not be dilutive to the Management Incentive Plan.

Maturity	January 1, 2018.

Restrictive Covenants	The New Senior Loan Facility will contain restrictive covenants, financial covenants, and selected maintenance covenants that are mutually acceptable to the Company and the New Senior Lenders, including, without limitation, that the proceeds of the New Senior Loan Facility and available cash shall be used in accordance with a budget mutually acceptable to the Company and the New Senior Lenders.

Governing Law	The New Senior Loan Facility and related transaction documents will be governed by New York law.

Schedule 2

Supporting Holders

•	Whitebox Advisors LLC

•	BlueMountain Capital Management, LLC

•	Morgan Stanley Investment Management Inc.

•	Aristides Capital LLC

•	Tegean Capital Management, LLC

•	Amzak Capital Management, LLC

•	Mr. John Pecora

Schedule 3

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

RSA Date Allocation of Common Stock*

As of the RSA Date, after giving effect to the Backstop Shares, on an as-issued basis1, and excluding the issuance of any other New Senior Loan Shares, New Notes Shares and MIP Shares, the allocation of Common Stock of the Company shall be as follows (based on 17,451,353 shares outstanding prior to the Funding Date):

Existing Common Stock	96.86%[2]
Management Incentive Plan	0%
New Notes Shares	0%
New Senior Loan Shares (other than Backstop Shares)	0%
Backstop Shares	3.14%

Funding Date Allocation of Common Stock*

As of the Funding Date, after giving effect to the Backstop Shares, on an as-issued basis1, and excluding the issuance of any other New Senior Loan Shares, New Notes Shares and MIP Shares, the allocation of Common Stock of the Company shall be as follows (based on 17,451,353 shares outstanding prior to the Funding Date):

Existing Common Stock	90.0%[2]
Management Incentive Plan	0%
New Notes Shares	0%
New Senior Loan Shares (other than Backstop Shares)	0%
Backstop Shares	10.0%

Closing Date Allocation of Common Stock*

As of the Closing Date, after giving effect to the issuance of the New Senior Loan Shares, the Backstop Shares, the New Notes Shares and the MIP Shares (as shown in the table below), the allocation of Common Stock of the Company shall be as follows (based on 17,451,353 shares outstanding prior to the Funding Date):

	Initial Issuance of 60% of MIP Shares	Fully-Diluted for All MIP Shares
Existing Common Stock	1.32%	1.26%
Management Incentive Plan[3]	6.00%	10.00%
New Notes Shares	64.48%	61.74%

[1]	The Backstop Shares will deemed to be earned as of the RSA Date and the Funding Date as set forth in the allocation tables herein, but will be issued on the earliest of (1) the Closing Date; (2) the date on which the RSA terminates according to its terms, or (3) August 15, 2016.
[2]	The New Senior Lenders that fund the Initial Draw (as defined in Schedule 3 hereto) shall become entitled to receive the Backstop Shares on the Funding Date, provided that the New Senior Loan Shares shall not be issued to the New Senior Loan Lenders until the Closing Date.
[3]	Includes shares held by Messrs. Hastings, Beatty and Whiteley.

New Senior Loan Shares (other than Backstop Shares)[4]	18.8%	18.00%
Backstop Shares[5]	9.40%	9.00%

*	Excludes any impact of shares issuable in connection with Warrants.

[4]	Pre-dilution: 20.0%.
[5]	Pre-dilution: 10.0%.

Schedule 4

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

Topic	Amendment
Term	New three-year terms, starting as of the Closing Date, with evergreen features providing for successive one year terms thereafter as contained in the current employment agreements.

Base Salary	No changes to 2016 base salary under the current employment agreements. Starting in 2017, annual increases in base salary will be set by the new board of directors (the “New Board”), provided that the New Board may not unilaterally decrease the base salary at any point without the consent of the executive.

Annual Cash Performance Award	No change to 2016 amounts, targets, calculation, or methodology, under the current employment agreements. Starting in 2017, the New Board can set Executive Goals but not the Target Percentages (as defined in the employment agreements). In addition, no more than 50% of any award may be in common stock of the Company.

Existing Management/Employee Equity	All issued equity compensation (LTIP shares, preferred shares, etc.) shall vest and convert into common shares immediately prior to the Closing Date and be treated as existing equity subject to dilution pursuant to the Term Sheet.

Existing MIP	All existing equity-based compensation programs shall be replaced by the Management Incentive Plan.

Severance	No change to existing severance packages under the current employment agreements; however, executives shall not be entitled to any severance if the executive voluntarily terminates the employment agreement other than for cause or good reason.

Non-compete	The non-compete shall last for one year with no additional severance, with the option to extend for an additional year in the Company’s sole discretion, provided that the Company must pay the executive one year’s base salary and 100% of the target bonus of that base salary if it elects to extend.

Change of Control	Waived to allow for the Restructuring Transactions.

280G Gross-Up	To be deleted.

Constructive Dismissal	Revision to the definition of “Good Reason” in the current employment agreements to reflect that the New Board will have discretion to set base salary increases and annual bonuses and such adjustments will not constitute Good Reason, provided that the New Board may not unilaterally decrease the base salary at any point without the consent of the executive.

Indemnification	Employment agreements shall include indemnification by the Company against any officer or director liability related to the Restructuring Transactions.

Exhibit B

New Senior Lenders (as of the date hereof)

•	Whitebox Advisors LLC

•	BlueMountain Capital Management, LLC

•	Morgan Stanley Investment Management Inc.

•	Aristides Capital LLC

•	Tegean Capital Management, LLC

•	Amzak Capital Management, LLC

•	Mr. John Pecora

Exhibit C

Pre-Syndication Initial Commitment Amounts

Exhibit D

Amendments to Employment Agreements

Amendments to Employment Agreements

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Topic	Amendment
Term	New three-year terms, starting as of the Closing Date, with evergreen features providing for successive one year terms as contained in the current employment agreements.

Base Salary	No changes to 2016 base salary under the current employment agreements. Starting in 2017, annual increases in base salary will be set by the new board of directors (the “New Board”), provided that the New Board may not unilaterally decrease the base salary at any point without the consent of the executive.

Annual Cash Performance Award	No change to 2016 amounts, targets, calculation, or methodology under the current employment agreements. Starting in 2017, the New Board can set Executive Goals but not the Target Percentages (as defined in the employment agreements). In addition, no more than 50% of any award may be in Common Stock.

Existing Management/Employee Equity	All issued equity compensation (LTIP shares, preferred shares, etc.) shall vest and convert into common shares immediately prior to the Closing Date and be treated as existing equity subject to dilution pursuant to the Term Sheet.

Existing MIP	All existing equity-based compensation programs shall be replaced by the Management Incentive Plan.

Severance	No change to existing severance package under the current employment agreements; however, executives shall not be entitled to any severance if the executive voluntarily terminates the employment agreement other than for cause or good reason.

Non-compete	The non-compete shall last for one year with no additional severance, with the option to extend for an additional year in the Company’s sole discretion, provided that the Company must pay the executive one year’s base salary and 100% of the target bonus of that base salary if it elects to extend.

Change of Control	Waived to allow for the Restructuring Transactions.

280G Gross-Up	To be deleted.

Constructive Dismissal	Revision to the definition of “Good Reason” in the current employment agreements to reflect that the New Board will have discretion to set base salary increases and annual bonuses and such adjustments will not constitute Good Reason, provided that the New Board may not unilaterally decrease the base salary at any point without the consent of the executive.

Topic	Amendment
Indemnification	Employment agreements shall include indemnification by the Company against any officer or director liability related to the Restructuring Transactions.

Exhibit E

Executives Executing Employment Agreements

•	Jeff Hastings

•	Brian Beatty

•	Brent Whitely

•	Mike Scott

•	Darin Silvernagle

•	Trisha Gerber

•	Ryan Abney

Exhibit F

Terms of Management Incentive Plan

Preliminary Management Incentive Plan Term Sheet

This management incentive plan term sheet sets forth an outline of certain key terms and conditions of the employment agreements between SAExploration Holdings, Inc. (the “Company”) and certain key executives set forth on Exhibit E. Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

On the Closing Date, the Company shall adopt the Management Incentive Plan, which shall reserve 10%, on a fully diluted basis, of the total shares of common stock outstanding as of the Closing Date (the “MIP Shares”) for distribution to covered employees on terms to be agreed with senior management. The Management Incentive Plan shall supersede any prior management or employee stock compensation plan of the Company in effect on the Closing Date. Senior management shall receive 60% of the MIP Shares on the Closing Date, of which 1/3 shall vest on each of (1) the earlier of (a) the first anniversary of the Closing Date and (b) the date the Company shall have received Alaskan tax credit certificates in a face amount of at least $25 million (the “Tax Credit”), and (2) each anniversary of the Closing Date for the two years thereafter in the form of:

(i) shares equal to 3% of the Company’s outstanding Common Stock as of the Closing Date on a fully diluted basis; and

(ii) at-the-money incentive options to acquire shares equal to 3% of the Company’s outstanding Common Stock as of the Closing Date, based on an equity value (a) if options are initially distributed on the first anniversary of the Closing Date or after the 60th calendar day following the Closing Date due to the receipt of the Tax Credit (the “Tax Credit Valuation Date”), the volume-weighted average price (the “VWAP”) per share of SAE Common Stock during the 30-day period ending on the date that is the 60th calendar day following the Closing Date or (b) if options are initially distributed due to the receipt of the Tax Credit prior to the 60th calendar date following the Closing Date, the VWAP per share of SAE Common Stock during the 30-day period ending on the date one day preceding any public announcement of the Tax Credit Valuation Date; provided, however, that if the Tax Credit Valuation Date occurs before the expiration of 30 days following the Closing Date, then the VWAP calculation period shall be the number of days between the Closing Date and the Tax Credit Valuation Date.

If any member of senior management terminates his or her employment without good reason within the first twelve months after the Closing Date, that employee’s vested MIP Shares or the cash proceeds thereof will be clawed back.

The remaining 40% of MIP Shares shall be granted to members of management and other key employees and distributed according to a vesting schedule to be determined by the New Board, provided, however, that the MIP Shares may not be used to fund any of the Annual Performance Awards as defined in Schedule 4 to the Term Sheet attached as Exhibit A.

Vesting of the MIP Shares will not be conditioned on any financial, operating or other performance metrics. Except for termination due to death, disability, termination without cause, termination for good reason or termination six (6) months prior to or within 12 months following a change in control, individuals need to be employed on each vesting date to receive settlement of the MIP Shares.

Exhibit G

Terms of Warrant Agreement

Warrant Term Sheet

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Topic	Provision
Series	The Company will issue two series of warrants (the “Series A Warrants” and Series B Warrants” and, together, the “Warrants”).

Term	The Warrants will have five year terms.

Value	The Series A Warrants and Series B Warrants will each represent 2.25% of the outstanding shares of Common Stock as of the Closing Date.

Exercise price	The exercise price of the Series A Warrants will reflect a market capitalization of $112 million. The Exercise price of the Series B Warrants will reflect a market capitalization of $140 million.

Exercisability

Exercise of the Warrants shall be contingent upon the receipt by the Company of Alaska tax credit certificates in a face amount of at least $25 million.

The Warrants will become exercisable only in the 30 days before they expire.

Adjustments to Exercise Price

The exercise prices of the Warrants shall be adjusted upon customary anti-dilution events, including:

•    an issuance of Common Stock as a dividend or distribution to all holders of Common Stock;

•    a change in the total number of shares of Common Stock by way of a subdivision, combination, split, reverse split, or reclassification;

•    an issuance as a dividend or distribution to all holders of Common Stock of evidences of indebtedness or securities of the Company or any other person; and

•    payment of any tender offer or exchange offer for Common Stock in which the consideration exceeds the fair value of the Common Stock as of the open of business on the second business day preceding the expiration date of the tender offer or exchange offer.

Cashless Exercise	The Warrant Agreement will contain a customary cashless exercise provision.

Registration Rights	Holders of Warrants will be entitled to the benefit of a customary resale registration rights agreement.

Listing	The Company will use commercially reasonable efforts to list the Warrants and the shares issuable upon exercise of the Warrants on the Nasdaq Global Market, or whatever exchange the Company’s Common Stock is then listed on.

Exhibit H

Governance Terms

Corporate Governance Term Sheet

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Topic	Provision
Capital Stock
Common stock	55,000,000 authorized shares of Common Stock, par value $.0001 per share. The number of authorized shares can be increased only with a majority vote of the stockholders. One vote per share.

Preferred stock	1,00,000 authorized shares of preferred stock, par value $.0001 per share. Preferred stock may be issued by the Board with whatever rights, privileges or preferences they determine.

Pre-emptive rights	None.

Directors
Initial Directors

Effective as of the Closing Date, the Board will initially be made up of seven directors, to include: one member of senior management, four directors chosen by the Supporting Holders, one director chosen by Whitebox and one director chosen by Blue Mountain.

Each of BlueMountain and Whitebox shall have the right to choose one director to be nominated by SAE for so long as each of their equity holdings following the Closing Date exceeds 10% of the total outstanding shares. Subject to the foregoing, and the director nomination section of this Term Sheet, following the Closing Date, other non-management directors shall be nominated by the Board and approved by shareholder vote.

Number	No less than one or more than nine directors as determined by resolution of the board. The Board will initially be made up of seven directors.

Election	Directors are elected by a majority of the stockholders unless appointed as described above.

Staggered board	There will be three classes of directors each with staggered terms, with individual seats and each of the three classes to be agreed upon; provided that the number of directors in each class shall be as nearly equal as possible.

Topic	Provision
Removal of directors	A majority vote of the stockholders is required to remove a director, except that the initially appointed directors can only be removed by the entity that appointed them.

Vacancies	Vacancies are filled by a majority vote of the directors unless the vacancy is caused by the departure of an appointed director. The vacant seat of an appointed director will be filled by the entity that appointed the director.

Indemnification	Directors and officers have guaranteed rights to indemnification to the fullest extent permitted by Delaware General Corporation Law.

Insurance	Company will maintain Director and Officer liability insurance.

Action without a meeting	Directors may act by unanimous written consent.

Stockholders
Stockholder proposals	Stockholders must give notice of a proposal not less than 60 or more than 90 days before the meeting. If this is not possible, they must give notice within the 10 days of the notice of an upcoming annual meeting being mailed. They must disclose the matter to be proposed, why it is being proposed, any material interest of the stockholder in such business and information regarding their interests in the company, including any voting arrangements. The stockholder must also certify that they will attend the meeting and disclose whether they intend to distribute a proxy statement or form of proxy to the stockholders.

Director nominations	Stockholder must give notice not less than 60 or more than 90 days before the meeting. If this is not possible, must give notice within the 10 days of a notice of annual meeting being mailed. They must disclose details of nominee that would be required for the solicitation of proxies under Section 14 of the Exchange Act. The nominating stockholder must provide personal details of the proposed director, information regarding their interests in the company, including any voting arrangements. The stockholder must also provide personal details certify that they will attend the meeting and disclose whether they intend to distribute a proxy statement or form of proxy to the stockholders.

Meetings
Special meetings	Only the board may call a special meeting.

Action without a meeting	Any action required to be taken at an annual or special meeting may be taken without a meeting if consent in writing is obtained by the holders of outstanding stock having the not less than the minimum number of votes to authorize or take such action.

Topic	Provision
Amendments
Amendments to Organization Documents	Amendments to Organizational Documents require a majority vote of the stockholders.

Exhibit I

Joinder Agreement

Joinder Agreement

[                    ], 2016

The undersigned (“Joining Holder”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [    ], 2016, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), among SAE and the Supporting Holders. Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

1. Agreement to be Bound. The Joining Holder hereby agrees to be bound by all of the terms of the Restructuring Support Agreement. The Joining Holder shall hereafter be deemed to be a “Supporting Holder” and a “Party” for all purposes under the Restructuring Support Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Existing Notes set forth below its name on the signature page hereof, the Joining Holder hereby makes the representations and warranties of the Supporting Holders set forth in Section 4 of the Restructuring Support Agreement to each other Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

* * * * *

IN WITNESS WHEREOF, the Joining Holder has caused this Joinder Agreement to be executed as of the date first written above.

By:

Name:

Title:

Principal Amount of Existing Notes: $

Notice Address:

Fax:

Attention:

With a copy to:

Fax:

Attention: